Exhibit 4.1

AMENDMENT NO. 1 TO ORDINARY SHARE PURCHASE WARRANT

This Amendment No. 1 to Ordinary Share Purchase Warrant (this “Amendment”) is entered into as of October 27, 2026 (the “Effective Date”), by and between WF Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and the holder identified on the signature page hereto (the “Holder”).

RECITALS

WHEREAS, the Company issued to the Holder the Ordinary Share Purchase Warrant dated October 14, 2026, having the warrant number and original number of Warrant Shares set forth on the signature page hereto (as amended by this Amendment, the “Warrant”);

WHEREAS, Section 5(l) of the Warrant provides that the Warrant may be modified or amended with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrant solely as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Amendment to Zero Price Exercise.

The second and third sentences of Section 2(c) of the Warrant, beginning “In addition to the rights with respect to Cashless Exercise set forth above,” are deleted in their entirety and replaced with the following:

“In addition to the rights with respect to Cashless Exercise set forth above, the Holder may, at any time and in its sole discretion, exercise this Warrant in whole or in part by means of a ‘zero price exercise’ in which the Holder shall be entitled to receive a number of Warrant Shares equal to the product of (i) the aggregate number of Warrant Shares that would be issuable upon exercise of this Warrant, in whole or in part, in accordance with the terms of this Warrant if such exercise were by means of a cash exercise, multiplied by (ii) 18.0 (the ’Zero Price Exercise Multiple’). For the avoidance of doubt, one Warrant that would otherwise be exercisable for one Ordinary Share for cash will entitle the Holder to receive 18 Ordinary Shares upon a zero price exercise, subject to Section 2(e) and the adjustments set forth in Section 3. Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via a zero price exercise pursuant to this Section.”

2. Limited Effect; Ratification.

Except as expressly amended by this Amendment, the Warrant remains unchanged and in full force and effect. This Amendment applies only to the Warrant identified on the Holder’s signature page and does not amend, waive or otherwise affect any other warrant or security of the Company, whether or not held by the Holder or any other person. From and after the Effective Date, each reference in the Warrant to “this Warrant” shall mean the Warrant as amended hereby.

3. No Other Amendments; No Waiver.

This Amendment does not constitute a novation, amendment or waiver of any provision of the Purchase Agreement or any other Transaction Document (as defined in the Purchase Agreement), except solely as expressly provided herein with respect to the Warrant. No failure or delay by any party in exercising any right under the Warrant or this Amendment shall operate as a waiver of such right.

4. Conflict.

In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Warrant, the terms of this Amendment shall control.

5. Governing Provisions.

The provisions of Section 5(e) (Jurisdiction), Section 5(h) (Notices), Section 5(j) (Remedies), Section 5(k) (Successors and Assigns), Section 5(m) (Severability) and Section 5(n) (Headings) of the Warrant are incorporated by reference into this Amendment, mutatis mutandis.

6. Counterparts; Electronic Signatures.

This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission, including by PDF, shall be as effective as delivery of a manually executed original signature page.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the Effective Date.

WF HOLDING LIMITED

By:
Name:	Leah Siang Ling
Title:	Co-Chief Executive Officer

HOLDER SIGNATURE PAGE

The undersigned Holder agrees to the Amendment on the terms set forth above with respect to the Warrant identified below.

Warrant Information:	Holder Information:

Original Issue Date: October 14, 2026	Holder:
Remaining Warrants: 2,568,000	By:
Zero Price Exercise Multiple: 18.0	Name:
Shares per Warrant on Zero Price Exercise: 18	Title:

Acknowledged and agreed as of the Effective Date.

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